Exhibit 99.1

Orgenesis Inc. Announces Pricing of $3.7 Million Registered Direct Offering

GERMANTOWN, Md., February 23, 2023 (GLOBE NEWSWIRE) — Orgenesis, Inc. (Nasdaq: ORGS) (“Orgenesis” or the “Company”), a global biotech company working to unlock the full potential of cell and gene therapies, today announced that it has entered into a securities purchase agreement with institutional investors for the purchase and sale of 1,947,368 common stock and warrants to purchase up to 973,684 shares of common stock at a purchase price of $1.90 per share of common stock and accompanying warrants in a registered direct offering. The aggregate gross proceeds to the Company are expected to be approximately $3.7 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The warrants have an exercise price of $1.90 per share, are exercisable immediately and will expire five years following the date of issuance. The warrants have an alternate cashless option (beginning on or after the earlier of (a) the thirty-day anniversary of the date of the purchase agreement and (b) the date on which the aggregate composite trading volume of our common stock following the public announcement of the pricing terms exceeds 13,600,000 shares), to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise and (y) 1.0.

The Company intends to use the net proceeds from this offering for general corporate purposes, working capital and general and administrative expenses.

The transactions are expected to close on or about February 27, 2023 subject to the satisfaction of customary closing conditions.

Joseph Gunnar & Co., LLC is acting as the Exclusive Placement Agent.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-254806) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 7, 2021. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Joseph Gunnar & Co., LLC Attention: Syndicate Department at 30 Broad Street, 11th floor, New York, NY 10004 or by telephone at (212) 440-9600.

The offer and sale of the securities in the private placement are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file a registration statements with the SEC covering the resale of the common stock issuable upon exercise of the warrants.

Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Orgenesis, Inc.

Orgenesis is a global biotech company working to unlock the full potential of cell and gene therapies (CGTs) in an affordable and accessible format at the point of care. The Orgenesis POCare Platform is comprised of three enabling components: a pipeline of licensed POCare Therapeutics that are processed and produced in closed, automated POCare Technology systems across a collaborative POCare Network. Orgenesis identifies promising new therapies and leverages its POCare Platform to provide a rapid, globally harmonized pathway for these therapies to reach and treat large numbers of patients at lowered costs through efficient, scalable, and decentralized production. The POCare Network brings together patients, doctors, industry partners, research institutes, and hospitals worldwide to achieve harmonized, regulated clinical development and production of the therapies. www.orgenesis.com.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve substantial uncertainties and risks and are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to, our ability to consummate the offering, our intended use of proceeds, our reliance on, and our ability to grow, our point-of-care cell therapy platform and OMPUL business, our ability to achieve and maintain overall profitability, our ability to manage our research and development programs that are based on novel technologies, our ability to control key elements relating to the development and commercialization of therapeutic product candidates with third parties, the timing of completion of clinical trials and studies, the availability of additional data, outcomes of clinical trials of our product candidates, the potential uses and benefits of our product candidates, our ability to manage potential disruptions as a result of the COVID-19 pandemic, the sufficiency of working capital to realize our business plans and our ability to raise additional capital, the development of our POCare strategy, our trans differentiation technology as therapeutic treatment for diabetes, the technology behind our in-licensed ATMPs not functioning as expected, our ability to further our CGT development projects, either directly or through our JV partner agreements, and to fulfill our obligations under such agreements, our license agreements with other institutions, our ability to retain key employees, our competitors developing better or cheaper alternatives to our products, risks relating to legal proceedings against us and the risks and uncertainties discussed under the heading “RISK FACTORS” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

IR Contact for Orgenesis:

Crescendo Communications, LLC

Tel: 212-671-1021

Orgs@crescendo-ir.com

Communications Contact for Orgenesis

IB Communications

Neil Hunter / Michelle Boxall Tel +44 (0)20 8943 4685

neil@ibcomms.agency / michelle@ibcomms.agency